Sub-Item 77Q1(e)

December 27, 2006

INVESCO Global Asset Management (N.A.), Inc.
Attention: Jeff Kupor
1360 Peachtree Street N.E.
Suite 100
Atlanta, GA 30309

RE: AIM V.I. International Core Equity Fund, series portfolio of AIM Variable Insurance Funds

Reference is made to the Master Intergroup Sub-Advisory Contract for Mutual Funds entered into as of May 1, 2006 ("Agreement") between A I M Advisors, Inc. ("AIM Advisors") and INVESCO Global Asset Management (N.A.), Inc.
("Sub-Adviser"), relating to AIM V.I. International Core Equity Fund, series portfolio of AIM Variable Insurance Funds.

The Board of Trustees of AIM Variable Insurance Funds has approved the termination of the Agreement effective December 21, 2006, with respect to AIM V.I. International Equity Fund. Section 8(c) of the Agreement requires AIM Advisors to give Sub-Adviser 60-days written notice of its termination of the Agreement.

In consideration of the mutual covenants and undertakings of the Parties hereto, the Parties agree that this Notice letter (the "Notice") satisfies the notice requirements of Section 8(c) of the Agreement and upon executing this Notice, Sub-Adviser hereby agrees to waive the 60-day notice to which it is entitled under the agreement.

Kindly evidence your acknowledgement of and agreement with the foregoing by signing and returning to me a copy of this letter.

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                                                                Sub-Item 77Q1(e)

Yours truly,

A I M ADVISORS, INC.


By: /s/ Philip A. Taylor
    ---------------------------------
Name: Philip A. Taylor
Title: President

Agreed to and acknowledged this ____ day of December, 2006.


INVESCO GLOBAL ASSET MANAGEMENT (N.A.) INC.


By: /s/ Kirk F. Holland
    ---------------------------------
Name: Kirk F. Holland
Title: President & CEO